Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-274497 on Form N-2 of our report dated September 12, 2024, relating to the financial statements of Prospect Floating Rate & Alternative Income Fund, Inc. appearing in the Annual Report on Form 10-K of Prospect Floating Rate & Alternative Income Fund, Inc. for the year ended June 30, 2024. We also consent to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
February 7, 2025